Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2016 Results

CHARLOTTE, NC, November 8, 2016--Capitala Finance Corp. (Nasdaq:CPTA) (“Capitala”, the “Company”, “we”, “us”, or “our”) today announced its financial results for the third quarter of 2016.

Third Quarter Highlights

•	Net investment income of $7.4 million, or $0.47 per common share
•	Investment advisor waived $0.3 million of incentive fees for the quarter, cumulative waiver exceeds $2.7 million since fourth quarter of 2015
•	First close on Capitala Private Credit Fund V, LP, providing co-investment opportunities for the Company
•	Recent repayments and sales provide liquidity for the Company to fund investments currently in the pipeline
•	Weighted average yield on debt portfolio at quarter end of 12.7%

Management Commentary

In describing the Company’s third quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “For the fifth consecutive quarter, distributions were covered by net investment income. New investment activity, during the quarter and subsequent to quarter-end, is a testament to our direct origination capabilities. The Company now has adequate liquidity to co-invest pro-rata with Capitala Private Credit Fund V, LP, allowing the Capitala platform to underwrite investment opportunities from $10 million to $50 million per investment.”

Third Quarter 2016 Financial Results

Total investment income was $17.4 million for the third quarter of 2016, compared to $18.3 million for the same period in 2015, a decrease of $0.9 million. Fee income for the third quarter of 2016 was $1.2 million lower than the comparable period in 2015. All other income collectively was $0.3 million higher in the third quarter of 2016 compared to 2015.

Total expenses for the third quarter of 2016 were $9.9 million, compared to $10.5 million for the comparable period in 2015, with no material variances.

Net investment income for the third quarter of 2016 was $7.4 million, or $0.47 per share, compared to $7.8 million, or $0.48 per share, for the same period in 2015.

Net realized losses totaled $17.0 million, or $1.08 per share, for the third quarter of 2016, compared to net realized losses of $16.0 million for the same period in 2015. During the quarter, the Company realized a $28.3 million loss related to TCE Holdings, Inc., partially offset by gains related to MTI Holdings, LLC of $8.6 million, STX Healthcare Management Services, Inc. of $1.4 million, and $1.3 million in net realized gains on other investments.

Net unrealized appreciation totaled $8.5 million, or $0.54 per share, for the third quarter of 2016, compared to net unrealized appreciation of $16.2 million for the third quarter of 2015. For the third quarter of 2016, the Company recorded $0.9 million of depreciation related to the written call option exercisable on Eastport Holdings, LLC membership units. The net loss (realized and unrealized) amounted to $9.5 million for the third quarter of 2016.

The net decrease in net assets resulting from operations was $2.0 million for the third quarter of 2016, or $0.13 per common share, compared to a net increase of $8.0 million, or $0.49 per common share, for the same period in 2015.

Total net assets were $248.4 million at September 30, 2016, or $15.68 per share, compared to $17.04 per share at December 31, 2015.

Investment Activity

During the third quarter of 2016, the Company originated $26.0 million of investments, with a weighted average yield on debt investments of 12.1%. The Company received $64.3 million in repayments in the ordinary course of business. In addition, the Company sold $47.6 million in investments to a third party, based on the Company’s June 30, 2016 fair values.

Investment Portfolio

At September 30, 2016, the Company’s portfolio consisted of investments in 51 companies with a fair market value of $503.8 million and a cost basis of $477.0 million. Senior secured debt investments represented 41.5% of the portfolio, subordinated debt investments represented 38.1% of the portfolio, equity/warrant investments represented 16.4% of the portfolio, and the investment in Capitala Senior Liquid Loan Fund I, LLC represented 4.0% of the portfolio, based on fair values at September 30, 2016.

At September 30, 2016, we had debt investments in two portfolio companies on non-accrual status with a fair value and cost basis of $9.5 million and $13.3 million, respectively. At December 31, 2015, the fair value and cost basis of non-accrual investments was $28.0 million and $47.1 million, respectively.

Liquidity and Capital Resources

At September 30, 2016, the Company had $60.6 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.29%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At September 30, 2016, the Company had $38.0 million outstanding and $82.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Subsequent Events

On November 3, 2016, the Company invested $22.5 million in the senior secured debt of Vintage Stock, Inc. The senior secured debt has a cash rate of LIBOR + 12.5% with a 0.5% floor and PIK rate of 3.0%.

Third Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday November 9, 2016. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website at www.CapitalaGroup.com.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group’s managed funds have participated in over 133 transactions, representing over $1.2 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, LP) and CapitalSouth Partners SBIC Fund IV, LP) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $335,285 and $391,031, respectively)	$341,851	$404,513
Affiliate investments (amortized cost of $40,896 and $99,290, respectively)	62,017	117,350
Control investments (amortized cost of $100,773 and $79,866, respectively)	99,912	70,593
Total investments at fair value (amortized cost of $476,954 and $570,187, respectively)	503,780	592,456
Cash and cash equivalents	60,584	34,105
Interest and dividend receivable	5,139	5,390
Due from related parties	200	256
Prepaid expenses	181	503
Other assets	116	108
Total assets	$570,000	$632,818

LIABILITIES

SBA debentures (net of deferred financing costs of $3,060 and $3,537, respectively)	$167,640	$180,663
Notes (net of deferred financing costs of $3,168 and $3,583, respectively)	110,270	109,855
Credit Facility (net of deferred financing costs of $927 and $1,649, respectively)	37,073	68,351
Due to related parties	-	6
Management and incentive fee payable	4,718	1,687
Interest and financing fees payable	924	2,987
Accounts payable and accrued expenses	80	467
Written call option at fair value	918	-
Total liabilities	$321,623	$364,016

Commitments and contingencies

NET ASSETS

Common stock, par value $.01, 100,000,000 common shares authorized, 15,844,159 and 15,777,345 common shares issued and outstanding, respectively	158	158
Additional paid in capital	239,917	239,104
Undistributed net investment income	8,570	8,570
Accumulated net realized loss from investments	(26,196)	(1,299)
Net unrealized appreciation on investments	26,826	22,269
Net unrealized depreciation on written call option	(898)	-
Total net assets	248,377	268,802

Total liabilities and net assets	$570,000	$632,818

Net asset value per share	$15.68	$17.04

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2016	2015	2016	2015
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$10,520	$11,948	$31,870	$29,139
Affiliate investments	1,150	2,675	4,754	9,347
Control investments	3,545	1,285	8,681	4,010
Total interest and fee income	15,215	15,908	45,305	42,496
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	1,176	758	2,966	1,447
Affiliate investments	101	612	293	1,263
Control investments	241	227	707	848
Total payment-in-kind interest and dividend income	1,518	1,597	3,966	3,558
Dividend income:
Non-control/Non-affiliate investments	-	154	206	462
Affiliate investments	29	29	86	86
Control investments	545	615	2,135	823
Total dividend income	574	798	2,427	1,371
Other Income	42	-	85	-
Interest income from cash and cash equivalents	8	1	15	4
Total investment income	17,357	18,304	51,798	47,429

EXPENSES
Interest and financing expenses	4,938	4,809	14,990	14,126
Base management fee	2,619	2,781	8,049	7,778
Incentive fees	1,782	1,946	5,155	4,457
General and administrative expenses	889	981	2,984	3,148
Expenses before incentive fee waiver	10,228	10,517	31,178	29,509
Incentive fee waiver	(312)	-	(1,673)	-
Total expenses, net of incentive fee waiver	9,916	10,517	29,505	29,509

NET INVESTMENT INCOME	7,441	7,787	22,293	17,920

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,192	1,605	1,261	9,304
Affiliate investments	(18,222)	(12,847)	(26,303)	(5,750)
Control investments	-	(4,795)	145	5,586
Total realized gain (loss) from investments	(17,030)	(16,037)	(24,897)	9,140
Net unrealized appreciation (depreciation) on investments	8,474	16,208	4,557	(4,293)
Net unrealized depreciation on written call option	(898)	-	(898)	-
Net gain (loss) on investments and written call option	(9,454)	171	(21,238)	4,847

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(2,013)	$7,958	$1,055	$22,767

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.13)	$0.49	$0.07	$1.52

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	15,829,878	16,088,979	15,807,801	15,018,537

DISTRIBUTIONS PAID PER SHARE	$0.47	$0.62	$1.41	$1.76

DISTRIBUTIONS PAYABLE PER SHARE	$-	$0.15	$-	$0.15